UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   SCHROEDER, PAUL
   10600 N. DE ANZA BOULEVARD, SUITE 250
   CUPERTINO, CA 95014 USA
2. Date of Event Requiring Statement (Month/Day/Year)
   03/22/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   JVWEB, INC. JVWW.OB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
    TREASURER & CONTROLLER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

________________________________________________________________________________
Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
______________________________________________________________________________|
1. Title of Security    |2. Amount of      |3.Ownership |4. Nature of Indirect|
                        |   Securities     |  Form:     |    Beneficial       |
                        |   Beneficially   |  Direct(D) |    Ownership        |
                        |   Owned          |  or        |                     |
                        |                  |  Indirect(I)|                    |
______________________________________________________________________________|
   Common Stock             56,746              D
______________________________________________________________________________|

______________________________________________________________________________
Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1 Title of Derivative |2. Date Exer- |3 Title and Amount|4. Conver- | 5.Owner- |
  Security            |   cisable &  |  of Underlying   |   sion or |   ship   |
                      |   Expir.Date |  Securities      |   exercise|  Form    |
                      |   Mo/Day/Yr  |__________________|   price   |Direct (D)|
                      |Date  |Expir- | Title|  No. of   |           |Ind (I)   |
                      |Exer- |ation  |      |  Shares   |           |          |
                      |cis-  | Date  |      |           |           |          |
                      |able  |       |      |           |           |          |
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Options                *     11/30/06 Common   170,000         $.10      D

* 60,000 are currently exercisable; another 10,000 will become exercisable on June 1, 2002 and every 90 days thereafter until all options have become exercisable.
o

SIGNATURE OF REPORTING PERSON

Paul Schroeder

DATE April 1, 2002